Exhibit 10.3

Samson Resources Corporation Voluntary Severance Plan for Officers

Samson Resources Corporation (the “Company”) hereby adopts the Samson Resources Corporation Voluntary Severance Plan for Officers (the “Plan”), effective as of November 14, 2014 (the “Effective Date”). The Plan is intended to offer severance pay and other rights and benefits to eligible Officers of the Company as an incentive to remain employed by the Company or its successors or assigns through September 1, 2015 (the “Retention Date”). The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

Section 1.	DEFINITIONS.

1.1	“Accrued Rights” means (i) any Base Salary earned by the Participant through, but not paid to the Participant as of, the Retention Date, (ii) any annual cash bonus earned by the Participant for a prior year but not paid to the Participant as of the Retention Date, (iii) a prorated portion (66.7%) of the Participant’s Target Bonus (less any portion that may be paid prior to the Retention Date), and (iv) any vested employee benefits to which the Participant is entitled as of the Retention Date (including properly incurred but unreimbursed business expenses submitted for reimbursement on or prior to the Retention Date) under the employee benefit plans of the Company (excluding any severance payments or benefits under (A) any plans, policies or programs of the Company or any of its Affiliates or (B) any agreements or arrangements with the Participant, in each case, which shall not constitute Accrued Rights hereunder).

1.2	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.3	“Base Salary” shall mean the Participant’s annual base salary as currently in effect on August 31, 2015 disregarding any decrease that may occur between the Effective Date and the Retention Date.

1.4

“Change in Control” means (i) the sale of all or substantially all (i.e., at least 80%) of the assets (in one transaction or a series of related transactions) of the Company, a corporation controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P., Itochu Corporation, NGP Energy Capital Management, L.L.C. and Crestview Partner L.P. (together, the “Sponsors”) or Samson Investment Company (“SIC”), as applicable, to any Person (or group of Persons acting in concert), other than to the Sponsors or their Affiliates; or (ii) a merger, recapitalization or other sale (in one transaction or a series of related transactions) by the Company, the Sponsors or any of their respective Affiliates (which includes for the avoidance of doubt SIC), to a Person (or group of Persons acting in concert) of equity interests or voting power that results in any Person (or group of Persons acting in concert) (other than the Sponsors or their Affiliates) owning more than fifty percent (50%) of the equity interests or voting power of the Company or SIC, as applicable (or any resulting company after a merger). For the avoidance of doubt, none of an initial public offering, stock dividend, stock split or any other similar corporate event shall alone constitute a Change in Control.

1.5	“COBRA” shall mean the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable regulations promulgated thereunder.

1.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

1.8	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.9	“Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

1.10	“Officer” shall include each Company employee with a title of Vice President or higher, disregarding any change in title or demotion occurring after the Effective Date.

1.11	“Participant” shall mean any full-time Officer of the Company.

1.12	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.13	“Release” shall mean a full general release in favor of the Company and its Affiliates, subsidiaries, stockholders, directors, officers, employees, agents, successors and/or assigns releasing all claims, known or unknown substantially in the form attached hereto as Exhibit 1.

1.14	“Target Bonus Opportunity” shall mean the annual target bonus communicated to the Participant for determining cash bonus opportunity, which is calculated as a percentage of the Participant’s Base Salary, disregarding any reduction in Base Salary or target percentage that may occur between the Effective Date and the Retention Date.

1.15	“Target Bonus” shall mean the Participant’s Target Bonus Opportunity for the 2015 fiscal year multiplied by such Participant’s Base Salary.

Section 2.	SEVERANCE ELIGIBILITY AND PAYMENTS.

2.1	Benefits Upon Qualifying Termination. Subject to Section 3, if a Participant remains employed by the Company through September 1, 2015 and his/her employment is terminated by the Participant for any reason as of September 1, 2015 (such termination, a “Qualifying Termination”), then the Participant shall be entitled to receive the Accrued Rights. In addition, provided that the Participant executes a Release and all applicable revocation periods relating to the Release expire within 55 days following the Retention Date (the “Condition”), the Participant shall also be entitled to:

(i) A cash payment equal to two times (2x) the sum of the Participant’s Base Salary and Target Bonus (“Cash Payment”);

(ii) Provided that the Participant timely elects continuation coverage under COBRA, the Company shall reimburse the Participant for the full cost of COBRA premiums of such Participant’s group medical (including prescription), dental and vision coverage (including coverage for the Participant’s eligible dependents who were covered as of the Retention Date) at participation levels no less than those in effect on the Retention Date (except for changes in plan benefits affecting participants generally), commencing on the Retention Date and continuing for a period of twenty-four (24) months (“COBRA Premium Payments”); provided, however, that no such COBRA Premium Payments shall be made following an event which terminates the Participant’s continuation coverage under COBRA (other than termination due to the expiration of the statutorily required applicable COBRA coverage period), including but not limited to, the Participant’s coverage by a group health plan of a subsequent employer of the Participant. Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a group health plan of a subsequent employer. COBRA Premium Payments made pursuant to this Section shall be paid monthly, in advance, on the first payroll date of each month, commencing with the Retention Date; provided, however, that any such payments otherwise payable to the Participant prior to the sixtieth (60th) day following the Retention Date shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the first regularly scheduled Company payroll date occurring on or after the sixtieth (60th) day following the Retention Date (the “First Payroll Date”); and

(iii) All restricted stock and stock options granted by the Company or one of its affiliates to the Participant under the Company’s 2011 Stock Incentive Plan, as it may be amended from time to time (the “2011 SIP”) and outstanding as of immediately prior to the Effective Date (collectively, “Outstanding Awards”) shall fully vest and, as applicable, become exercisable (and, for the avoidance of doubt, the Participant shall be entitled, in the Participant’s sole discretion, to satisfy in whole or in part any tax withholding requirements and other applicable deductions arising in connection with the vesting, settlement and/or exercise of such awards through the surrender to the Company of shares of Company common stock valued at the applicable Fair Market Value (as defined below or as defined in the 2011 SIP, as applicable), including, without limitation, shares obtained upon the exercise and/or settlement of Outstanding Awards). In lieu of the repurchase provisions provided for in Sections 4 and 5 of the Participant’s management stockholders agreement/s entered into by and between the Participant and the Company (the “MSA”), for a period of ninety (90) days commencing on September 2, 2015 (such period, the “Put/Call Period”) (i) the Participant may require the Company to purchase (“Put”) all, but not less than all, of the Participant’s Outstanding Awards, or (ii) the Company may require the Participant to sell (“Call”) all or any portion of any Outstanding Awards, in each case, at a price equal to Fair Market Value (less the exercise price in the case of stock options) on the repurchase date. For the avoidance of doubt, for purposes of this Section 2.1, the term Outstanding Awards shall include any and all securities acquired by the Participant upon the vesting, exercise and/or settlement of any Outstanding Award. For purposes of this Plan, the “Fair Market Value” of any shares of common stock of the Company shall mean the value of such shares as finally determined by one of Tudor, Pickering, Holt, & Co., Wells Fargo Advisors, RBC Bank, or Duff & Phelps Corporation, which shall be chosen by the Committee, in its sole discretion. For the avoidance of doubt, if the Put or Call are not exercised during the Put/Call Period, the otherwise applicable repurchase rights in the MSA shall apply and the “fair market value” shall be determined under the MSA.

Except as expressly provided herein with respect to the determination of Fair Market Value, the Put provided for hereunder shall be subject to the same terms and conditions as set forth in Sections 4(b) through (e) of the MSA and the Call provided for hereunder shall be subject to the same terms and conditions as set forth in Sections 5(e) through (h) of the MSA.

2.2	Timing of Payment. The Accrued Rights shall be paid on the next regularly scheduled payroll date following the Retention Date (or such earlier date as may be required by applicable law), except that any such Accrued Rights payable under an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) shall be paid as and when provided by the terms of the applicable plan. In addition, subject to the Participant’s satisfaction of the Condition, the Cash Payment shall be paid in thirteen (13) substantially equal semi-monthly installments commencing on the first regularly scheduled Company payroll date occurring on or after the Retention Date, provided, however, that no such payments shall be made prior to the First Payroll Date, and any amounts otherwise payable prior to the First Payroll Date shall instead be paid on the First Payroll Date, and provided, further, that in no event shall any such installments be paid later than March 15, 2016.

2.3	Other Severance Payments. If the Company is obligated by law, contract or pursuant to the terms of a Company-maintained plan (including without limitation, the Company’s Change in Control Severance Plan for Officers, as amended) to pay a Participant other severance, termination or notice pay in connection with the Participant’s termination of employment with the Company (collectively, “Other Payments”), then the value or amount of the Cash Payment and COBRA Premium Payments (collectively, the “Severance Payments”) otherwise payable to the Participant shall be reduced by the amount of any such Other Payments actually paid to the Participant (but not below zero), and in the event that the amount of such Other Payments exceeds the full value or amount of the Severance Payments, then the Severance Payments shall be reduced to zero and the Participant shall instead receive the full amount of the Other Payments (the “Offset”).

2.4	Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that (i) a Participant becomes entitled to the Severance Payments hereunder and (ii) any Other Payments also become payable under another Company plan or agreement that triggers the Offset, then, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Offset amounts shall instead be paid at such time or times provided for in such other plan or agreement so as to avoid any such imposition of taxes or penalties.

Section 3.	TERMINATION PROCEDURES.

As a condition to receiving any payments or benefits under the Plan, a Participant must provide written notice to the Company no later than July 15, 2015 of his/her intention to voluntarily terminate his/her employment as of the Retention Date. For the avoidance of doubt, a Participant’s failure to provide timely, written notice in accordance with this Section 3 shall not impact the Participant’s rights under any other applicable plans and agreements.

Section 4.	NO MITIGATION; RESTRICTIVE COVENANTS.

4.1	No Mitigation. The Company agrees that the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2.1. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise, other than expressly provided for herein.

4.2	Confidential or Proprietary Information. The Participant agrees not to use, remove from the Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of the Company or any affiliated or related entities, including but not limited to, trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company and any affiliated or related entities.

4.3	Code of Business Conduct and Ethics. Following the Retention Date, the Participant shall adhere to the Participant’s continuing obligations under the Company’s Code of Business Conduct and Ethics.

4.4

Solicitation of Employees, Consultants and Other Parties. The Participant agrees that during the term of his or her employment, and for a period of twelve (12) months immediately following his or her termination for any reason, the Participant shall not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away any of the Company’s employees, either for the Participant or for any other person or entity, and the Participant further agrees not to otherwise interfere with the relationship between the Company or any of the Company’s employees.

4.5	Non-Disparagement. The Participant agrees that he or she will not engage in any conduct that is injurious, damaging or disparaging to the reputation and/or interest of the Company, including its past and present parent companies, members, managers, officers, shareholders, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans and funds, successors and assigns and all of its and their past or present directors, members, managers, officers, agents, trustees, administrators, attorneys, employees, fiduciaries and assigns (whether acting as agents for the Company, its Affiliates or its related entities or in their individual capacities) (collectively the “Company Group”), including, but not limited to: (i) divulging, communicating, or in any way making use of any confidential, sensitive or proprietary information acquired in the performance of the Participant’s duties for the Company; (ii) publicly or privately disparaging, or inducing or encouraging others to publicly or privately disparage, any member of the Company Group; (iii) retaliating against any member of the Company Group in any way whatsoever; or (iv) disclosing the facts or circumstances giving rise to or surrounding the termination of the Participant’s employment with the Company. For the purpose of this Plan, the term “disparage” or “disparaging” shall include, without limitation, comments or statements to the press or any individual or entity with whom the Company Group has a business relationship that would adversely affect in any manner: (a) the conduct of a member of the Company Group’s business; or (b) the business reputation of the Company Group.

4.6

Acknowledgement. The Participant acknowledges and agrees that any violation by the Participant of the provisions of Sections 4.2 through 4.5 shall be considered a material breach of the Participant’s obligations under this Plan as to which the Company may (a) cease any severance payments or other benefits provided to the Participant pursuant to this Plan and (b) seek repayment of other payments made to the Participant pursuant to this Plan. The Participant also consents, to the extent permitted by law, to the entry of injunctive relief against the Participant without the necessity of the Company posting a bond, in addition to the Company’s right to pursue any and all of its remedies under law. The Participant agrees that the Company’s actions pursuant to this Section, including but not limited to filing a legal action, are permissible and are not and will not be considered by the Participant to be retaliatory. The Participant further acknowledges that nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Participant of any of the provisions of Sections 4.2 through 4.5, which may be pursued by the Company.

Section 5.	SUCCESSORS; BINDING AGREEMENT.

5.1	Successors. In addition to any obligations imposed by law upon any successor to the Company, to the extent not automatically transferred or assumed by operation of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.2	Enforcement by the Participant’s Successors. The Company’s obligations under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

Section 6.	NOTICES.

Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given as of the date of postmark when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight carrier addressed, if to the Participant, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Samson Resources Corporation

Two West Second Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Section 7.	SETTLEMENT OF DISPUTES.

In the event of a claim by a Person (the “Claimant”) as to the amount or timing of any payment, such Claimant shall present the reason for his/her claim in writing to the Committee. The Committee shall, within sixty (60) days after receipt of such written claim, send a written notification to the Claimant as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) advise the Claimant that he or she may (A) within sixty (60) days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial and (B) if the Claimant’s claims for benefits under the Plan is again denied after review by the Committee or its designated representative, bring a civil action under Section 502(a) of ERISA. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty (60) days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again (i) specifying the reasons therefor, (ii) the pertinent Plan provisions upon which such decision is based and (iii) informing the Claimant that because the Claimant has exhausted his or her administrative appeal remedy, the Claimant may bring a civil action under Section 502(a) of ERISA. The Claimant shall have the right to be provided, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits. All documents, comments, records, and other information will be considered for review, regardless of whether such information was previously considered or not in the initial denial of a claim.

Section 8.	PLAN AMENDMENT OR TERMINATION.

The Plan may be amended or terminated by the Committee at any time; provided, that any amendment or termination that materially reduces benefits, eliminates Participants or otherwise materially and adversely affects any Participant shall not be effective with respect to such Participant unless and until such Participant consents in writing.

Section 9.	SECTION 280G.

9.1	Notwithstanding the provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant in connection with the termination of the Participant’s employment or service (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit to be received by the Participant upon a Qualifying Termination under this Plan shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments).

9.2	Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 9.1, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

9.3

Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Participant and selected by a nationally recognized accounting firm designated by the Company immediately prior to the Change in Control (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9.4	Written Statement. If any of the Total Payments are subject to reduction pursuant to Section 9.1, the Company will provide the Participant with a written statement setting forth the manner in which such reduction was calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Accounting Firm, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Participant objects to the Company’s calculations, the Company will pay to the Participant such portion of the Total Payments (up to 100% thereof) as the Participant determines is necessary to result in the proper application of this Section 9 (i.e., the greatest possible net after-tax payment to the Participant). All determinations required by this Section 9 (or requested by either the Participant or the Company in connection with this Section 9) will be at the expense of the Company.

9.5	Additional Payments. If the Participant receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable, but in any event within thirty (30) days after such determination.

Section 10.	GENERAL PROVISIONS.

10.1

Administration. The Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Committee in accordance with the procedure for claims and appeals described in Section 7. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Committee, the Company, each of the Participants and all other parties in interest. The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

10.2	Attorneys’ Fees. In any suit brought to enforce the terms of this Plan, the prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and expenses incurred in such suit.

10.3	Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his/her affairs, payment may be made directly to his legal guardian or personal representative.

10.4	Governing Law; Interpretation. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Oklahoma, except as preempted by ERISA or other applicable federal law. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

10.5	Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding or other applicable taxes required under federal, state or local law. In the event that a Participant becomes entitled to accelerated vesting, settlement and/or exercisability of Outstanding Awards hereunder, the Participant shall be entitled, in the Participant’s sole discretion, to satisfy in whole or in part any tax obligations associated with that grant, vesting, settlement and/or exercise, as applicable, by surrendering shares of common stock with a Fair Market Value (as defined herein or in the 2011 SIP, as applicable) equal to the applicable tax obligation.

10.6	Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the termination of the Plan (including, without limitation, those under Sections 2, 4.2, 4.3, 4.4 and 4.5) shall survive such termination.

10.7	No Right to Continued Employment. Neither the establishment of this Plan, nor any modification of this Plan, nor the creation of any fund, trust or account, nor the payment of any amounts or benefits will be construed as (i) altering any other terms or conditions of any Participant’s employment, (ii) giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, or (iii) affecting or impairing the Company’s ability to terminate any Participant’s employment at any time (subject only to the operative provisions of this Plan and any other plan, program or agreement applicable to such termination). For the avoidance of doubt, the provisions of this Plan do not, in any way, negate the employment-at-will or similar conditions of employment applicable to any Participant, and nothing contained herein is intended to be, nor shall it be construed as, a contract for employment, nor shall the Plan interfere with the rights of the Company to discharge any Participant for any reason or with or without notice.

10.8	Headings; Gender. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. References in the Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

10.9	Benefits Unfunded. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

10.10	Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

10.11

Section 409A. Payments and benefits under this Plan are intended to be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code (including without limitation, each installment of any Severance Payments (if payable)). Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day of the seventh month following the Participant’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant promptly, but in any event on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

10.12	Prior Agreements. This Plan is in effect in addition to the Company’s Change in Control Severance Plan for Officers, as amended, and does not supersede such plan, subject to the provisions in Section 2.3 above. This Plan does not supersede any individual agreement a Participant may have with the Company, including, but not limited to any Officer Retention Agreement or any Special Agreement or employment agreement, subject to the provisions in Sections 2.3 and 2.4 above. This Plan supersedes any other severance plans, policies, programs, arrangements and agreements, but does not otherwise amend or alter any incentive compensation, retirement or other welfare benefit agreements or benefit plans.

Exhibit 1

FORM OF1

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims Agreement (this “Release”) is being entered into by and between [OFFICER NAME] (“Officer”) and Samson Resources Corporation (“Company”), subject to the terms and conditions set forth in this Release, for the purpose of complying with the release requirements contained in the Samson Resources Corporation Voluntary Severance Plan for Officers, effective as of November 1, 2014, as it may be amended from time to time (the “Plan”). As used in this Release, “Company” is defined as, shall mean and shall include (i) Samson Resources Corporation and any of its subsidiaries or affiliates, (ii) Samson Investment Company and any of its subsidiaries or affiliates (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P, LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of such entities identified in (i) and (ii) above or any other successor to their business. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Plan.

Officer and Company acknowledge that a Qualifying Termination has occurred pursuant to the terms of the Plan as of [DATE OF TERMINATION] and in connection with such event, Officer is entitled to receive the payments and benefits provided for under Section 2 of the Plan, subject to Officer’s execution (without revocation by Officer) of this Release and such other obligations of Officer as set forth in the Plan required to receive the payments and benefits provided hereunder.

1.	Severance Benefits.

1.1	In exchange for Officer’s promises in this Release, Company agrees to tender to Officer the payments and benefits set forth in Section 2.1 of the Plan (the “Severance Payments”).

1.2	Officer agrees that he/she will be entitled to receive such Severance Payments only if Officer accepts, executes and does not revoke this Release, which requires Officer to release both known and unknown claims occurring prior to the date Officer signs this Release.

1.3	Officer agrees that the Severance Payments tendered under Section 2 of the Plan constitute fair and adequate consideration for the execution of this Release and are extra benefits to which Officer would not otherwise be entitled.

1.4	Officer has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and such Severance Payments are in addition to payments and benefits to which Officer is otherwise entitled under applicable law and/or Company benefit plans (excluding any severance plans, policies or programs of Company or any of its affiliates or any agreements with Officers, in each case, under which Officer shall not be entitled to any payments or benefits).

[1]	To be customized at time of termination solely to address bracketed items in this Release, and updates to reflect any updates/successor statutes to those laws referenced herein.

2.	Claims That Are Being Released.

Officer agrees that this Release constitutes a full and final release by Officer and Officer’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Officer has or may have to date against Company and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Company’s benefits, and their respective officers, directors, managers, members, shareholders, Officers, predecessors, successors, and assigns, arising out of or related to Officer’s employment and/or the termination thereof, any agreements between Officer and Company, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Officer signs this Release. To the fullest extent allowed by law, Officer hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments as set forth in the Plan. This Release is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Company’s right to terminate Officers and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

a.	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Oklahoma Anti-Discrimination Act, the Colorado Anti-Discrimination Act, the Texas Labor Code and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

b.	Claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, claims under the Standards for Workplace Drug and Alcohol Testing Act (Oklahoma); and claims for wrongful termination in violation of public policy;

c.	Claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Company’s or its affiliates’ employee benefit plans, as applicable;

d.	Claims arising under the Worker Adjustment and Retraining Notification Act or similar state or local laws; and

e.	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

3.	Claims That Are Not Being Released.

3.1	Notwithstanding the foregoing or anything contained herein to the contrary, this Release shall not operate to release (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after Officer signs this Release, (c) any claims or rights with respect to the Accrued Rights or the Severance Payments, (d) any claims or rights arising after Officer signs this Release that Officer may have in his or her capacity as a stockholder of the Company or to payments or benefits under any equity award agreement between the undersigned and Company or (e) to any claims or rights, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between Officer and the Company or under the bylaws, certificate of incorporation or other similar governing document of Company.

3.2	Further, this Release will not prevent Officer from doing any of the following:

a.	Obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Officer lives and works, provided Officer satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Officer is entitled to such benefits);

b.	Asserting any right that is created or preserved by the Plan or this Release, such as Officer’s right to receive the Severance Payments; and

c.	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Officer is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Officer’s behalf).

4.	Additional Officer Covenants.

4.1	Officer confirms and agrees to Officer’s continuing obligations under the Plan that survive Officer’s termination of employment with Company, including, but not limited to, those obligations contained in Sections 4.2, 4.3, 4.4 and 4.5 of the Plan.

4.2	Officer represents that he/she has not filed any complaints or charges against Company relating to his/her separation or the terms or conditions of Officer’s former employment with Company and that if any agency or court assumes jurisdiction of any complaint or charge against Company on behalf of Officer concerning Officer’s former employment with Company, Officer understands and agrees that he/she has, by his/her knowing and willing execution of this Release, waived his/her right to any form of recovery or relief against Company relating thereto including, but not limited to, any entitlement to attorneys’ fees accruing there from; provided, however, that this provision shall not preclude Officer from pursuing appropriate legal relief against Company for redress of a material breach by Company of this Release.

4.3	Officer acknowledges and understands that the Severance Payments given for this Release shall not be in any way construed as an admission by Company of any improper acts or any improper employment decisions, and that Company specifically disclaims any liability on the part of itself, its agents, officers, representatives or assigns in this regard.

5.	Effective Date.

5.1	Officer understands and acknowledges that by signing this Release, Officer is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

5.2	The parties understand and agree that:

a.	Officer will have a period of 45 calendar days in which to decide whether or not to sign this Release, and an additional period of seven calendar days after signing in which to revoke this Release. If Officer signs this Release before the end of such 45-day period, Officer certifies and agrees that the decision is knowing and voluntary and is not induced by Company through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Release before the end of such 45-day period.

b.	In order to exercise this revocation right, Officer must deliver written notice of revocation to the attention of Company’s General Manager—Human Resources, Kim Harding, on or before the seventh calendar day after Officer executes this Release. Officer understands that, upon delivery of such notice, this Release shall terminate and become null and void.

c.	The terms of this Release will not take effect or become binding, and Officer will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Officer. If Officer elects not to sign this Release or revokes same within seven calendar days of signing, Officer will not receive the Severance Payments.

d.	Subject to Section 1 of this Release, all Severance Payments payable hereunder shall be paid in accordance with the applicable terms of the Plan.

e.	If applicable, and in compliance with the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (collectively the “Acts”), Officer is provided the information in Exhibit “A” to this Release as may be required by the Acts.

6.	Governing Law.

6.1	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

6.2	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

This Release was provided to Officer for consideration on [insert date].

OFFICER IS HEREBY ENCOURAGED AND ADVISED TO CONFER WITH AN ATTORNEY REGARDING THIS RELEASE. BY SIGNING THIS RELEASE, OFFICER ACKNOWLEDGES THAT OFFICER HAS CONSULTED, OR HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OR A REPRESENTATIVE OF OFFICER’S CHOOSING, IF ANY, AND THAT OFFICER IS NOT RELYING ON ANY ADVICE FROM COMPANY, ITS AGENTS OR ATTORNEYS IN EXECUTING THIS RELEASE.

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Officer certifies that he/she has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Officer further states and confirms that Officer has signed this Release knowingly and voluntarily and of Officer’s own free will, and not as a result of any threat, intimidation or coercion on the part of Company or its representatives or agents.

OFFICER

Date:

COMPANY

Date:	BY:

ITS: